Exhibit 21.1

LIST OF REGISTRANT’S SUBSIDIARIES

State of other jurisdiction of incorporation

Baccarat Silicon, Inc.	California

Bay Semiconductor, Inc.	California

Creative Electric, Inc.	New York

Integrated Circuit Systems, Inc.	Pennsylvania

ICST, Inc.	Pennsylvania

ICS Technologies, Inc.	Delaware

Integrated Circuit Systems Ltd.	United Kingdom

Integrated Device Technology Asia Limited	Hong Kong

IDT Asia, Limited	Hong Kong

IDT Design Australia Pty Ltd.	Australia

Integrated Device Technology Bermuda, Ltd.	Bermuda

IDT Europe Limited	United Kingdom

I.D.T. France S.A.R.L.	France

IDT Foreign Sales Corporation	Barbados

Integrated Device Technology International Holdings, Inc.	California

IDT Integrated Device Technology AB (Sweden)	Sweden

Integrated Device Technology GmbH	Germany

Integrated Device Technology Ireland Holding, Ltd. (Ireland)	Ireland

Integrated Device Technology (Israel) Ltd.	Israel

Integrated Device Technology S.r.l.	Italy

Integrated Device Technology Korea, Inc.	Korea

Integrated Device Technology (Malaysia) SDN. BHD	Malaysia

Integrated Device Technology Realty Holdings, Inc.	Philippines

Integrated Device Technology Holding, Inc.	Philippines

Integrated Device Technology (Philippines), Inc.	Philippines

IDT Singapore Pte. Ltd.	Singapore

Integrated Device Technology Singapore (1997) Pte Ltd	Singapore

Newave Semiconductor Corporation	California

Micro Networks Corporation	Delaware

MNC Worchester Corporation	Delaware

IDT- Newave Technology (Shanghai) Co. Ltd.	China

Nippon IDT K.K.	Japan

Integrated Device Technology (Philippines) Ltd.	Cayman Islands

IDT Canada Inc.	Canada

IDT Canada Holdings Inc.	Canada

ZettaCom, Inc.	Delaware